EXHIBIT 1

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT dated April 20, 2005 is between BRAD HONIGFELD ("Purchaser"), an individual resident of Nevada, and BART A. BROWN, JR. ("Brown or Seller"), an individual resident of Kentucky (this "Agreement").

                                    RECITALS:

         A. Seller is the beneficial owner of 1,689,296 shares (the "Brown Shares") of common stock, $0.001 par value, of Main Street Restaurant Group, Inc. (the "Common Stock"), a publicly-traded Delaware corporation (the "Company"). In addition, Brown holds options granted to him by the Company (the "Options") to purchase 1,200,000 additional shares of Common Stock (the "Option Shares").

         B. Purchaser desires to purchase from Seller, and Seller desires to sell to the Purchaser, the Brown Shares, and enter into an agreement regarding the Option Shares on the terms and conditions set forth in this Agreement.

         C. This Agreement amends, restates and supercedes the Stock Purchase Agreement dated April 12, 2005 executed by Seller and Purchaser.

                                   AGREEMENT:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. PURCHASE OF SHARES. Purchaser agrees to purchase, and Seller agrees to sell to Purchaser, in accordance with the terms of this Agreement, the Brown Shares, at a purchase price of approximately $3.1203 per share (the "Purchase Price").

         2. PURCHASE PRICE AND MANNER OF PAYMENT; PLEDGE AGREEMENT. At the Closing (as defined in Section 4 hereof), the Purchase Price of the Brown Shares shall be paid to the Seller at as follows:

                  2.1 $2,750,000 shall be paid to the Seller by wire transfer of immediately available funds to such account as the Seller shall designate not less than two business days prior to the Closing Date (as defined in Section 4 hereof);

                  2.2 $370,000 shall be paid by delivery at the Closing of an unsecured promissory note made by the Purchaser to the order of the Seller in the form annexed hereto as Exhibit A (the "Unsecured Note"). The Unsecured Note shall be payable in equal monthly installments, each in the amount of $93,465.54, during the period commencing on May 20, 2005 and continuing monthly thereafter to and including August 20, 2005; and

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                  2.3 $2,151,491.39 shall be paid by delivery at the Closing of a secured promissory note made by the Purchaser to the order of the Seller in the form annexed hereto as Exhibit B (the "Secured Note"). The Secured Note shall be payable over a term of 32 months, pursuant to a five year amortization schedule with interest computed thereon at the rate of 5% per annum, in 31 payments, each in the amount of $43,874.80, to be paid during the period commencing on September 20, 2005 and continuing monthly thereafter to and including March 20, 2008, and a final payment to be made on April 20, 2008 in the amount of $1,043,952.46.

         3. DELIVERY AND PLEDGE OF THE BROWN SHARES.

                  3.1 Upon receipt from Purchaser of the $2,750,000 payment to be made pursuant to Section 2.1 hereof, the Unsecured Note, the Secured Note and the Pledge Agreement (as defined in Section 3.2 hereof), the Seller shall deliver to the escrow agent identified below at the Closing certificates representing the Brown Shares (the "Brown Shares Certificates") to which there shall be attached blank stock powers duly executed by the Seller and bearing the signature guaranty of a bank or brokerage firm (the "Brown Stock Powers"). Simultaneously therewith, the Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent to deliver the Brown Shares Certificates and Brown Stock Powers to the Company's stock transfer agent, together with instructions to re-issue one certificate evidencing the Purchaser's ownership of the Brown Shares (the "Purchaser's Brown Shares Certificate").

                  3.2 In order to secure the payment of all sums due and owing under the Secured Note, the Purchaser shall pledge the Brown Shares to the Seller by entering into and executing a pledge agreement with Seller and U.S. Bank, N.A. (the "Escrow Agent") as escrow agent. Such pledge agreement shall be substantially in the form annexed hereto as Exhibit C (the "Pledge Agreement"). Purchaser shall execute and deliver the Pledge Agreement to the Seller and the Escrow Agent at the Closing, together with a blank stock power duly executed by the Purchaser and bearing the signature guaranty of a bank or brokerage firm (the "Purchaser's Stock Power"). Upon receipt of the Purchaser's Brown Shares Certificate from the Company's transfer agent, the Escrow Agent shall affix the Purchaser's Stock Power thereto, and shall hold and distribute same in accordance with the terms of the Pledge Agreement.

                  3.3 In the event that the Closing shall occur prior to any meeting of the stockholders of the Company, but after the record date established for such meeting, the Seller shall (a) deliver to the Purchaser, not less than ten business days prior to such meeting, copies of all proxy materials that Seller shall receive with respect to the meeting; (b) appear (in his capacity as a stockholder of the Company) at the meeting or otherwise cause the Brown Shares to be present thereat for purposes of establishing a quorum; and
(c) vote the Brown Shares, in person or by proxy, at the meeting in accordance with the Purchaser's written directions (which Purchaser shall deliver to the Seller not later than three business days prior to such meeting). If the Seller is the beneficial owner, but not the record holder, of any of the Brown Shares, he agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Brown Shares held by such record holder in accordance with the directions given to the Seller by the Purchaser.

         4. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on such date when all of the conditions set forth in Section 10 hereof shall have been satisfied or waived


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(such date the "Closing Date") at the offices of Arent Fox PLLC, 1675 Broadway,
34th Floor, New York, New York 10019 or on at such other location as the parties shall mutually agree upon. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. Purchaser shall give notice to the Seller of the satisfaction or waiver of the condition set forth in Section 10 of this Agreement (the "Share Acquisition Condition") not later than 5:00 PM on the date when the Share Acquisition Condition has been satisfied or waived (the "Condition Satisfaction Notice"). The Closing shall take place two business days after the date on which the Condition Satisfaction Notice is given, or on such other date that shall be mutually acceptable to the parties, but not later than April 29, 2005.

         5. OPTION SHARES.

                  5.1 CONVERSION OF OPTIONS. In the events that (a) the Company requests Seller to agree to convert any of the Options into other securities of the Company, or makes an offer which, if accepted by Seller, would result in the conversion of any of the Options into other securities of the Company (the "Converted Shares"); and (b) the Seller agrees to do so, then, subject to the conditions set forth in Section 5.2.4 hereof, the option granted by the Seller to the Purchaser pursuant to the provisions of Section 5.2.2 shall apply to the Converted Shares in the same manner, and to the same extent, that such provisions would have applied to the Option Shares.

                  5.2 EXERCISE OF OPTIONS OR RECEIPT OF CONVERTED SHARES BY SELLER. In the event that Seller exercises any of the Options, or receives any Converted Shares upon conversion of any of the Options, the following terms and conditions shall apply with respect thereto:

                           5.2.1 On each occasion when Seller exercises any of
the Options or receives any Converted Shares, he shall give written notice to Purchaser (each, an "Exercise-Conversion Notice") specifying the date when the Option was exercised or the Converted Shares were received (each, a "Share Acquisition Date") and the number of Option Shares purchased or Converted Shares received in connection therewith.

                           5.2.2 Purchaser shall have the right and option to
purchase not less than all of the Option Shares purchased or Converted Shares received, as specified in each Exercise-Conversion Notice during the last to occur of: (a) the 90 day period commencing on the date when Purchaser receives such Exercise-Conversion Notice; or (b) the period commencing on the date when Purchaser receives such Exercise-Conversion Notice and ending 90 days after the date when the conditions set forth in Section 5.2.4 shall have been fully satisfied or waived by the Company (each, an "Option Exercise Period"). The purchase price to be paid upon Purchaser's exercise of such option shall be $3.1203 per share. Payment of such purchase price shall be made in cash at a closing to be held not more than 10 days after the date upon which Purchaser gives written notice of exercise of such option to Seller. At such closing, Seller, upon receipt of the purchase price in cash or by wire transfer to an account designated by Purchaser, shall deliver to Purchaser the certificates evidencing the Option Shares or Converted Shares so purchased, to which there shall be attached blank stock powers duly executed by the Seller and bearing the signature guaranty of a bank or brokerage firm.


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                           5.2.3 VOTING OF OPTION SHARES OR CONVERTED SHARES. In
the events that (i) the date when the Purchaser pays for any Option Shares or Converted Shares shall occur prior to any meeting of the stockholders of the Company, but after the record date established for such meeting; and (ii) the Seller shall be the record owner of such Option Shares or Converted Shares on such record date, then Seller shall:

                                    (a) deliver to the Purchaser, not less than
ten business days prior to such meeting, copies of all proxy materials that Seller shall receive with respect to the meeting;

                                    (b) appear (in his capacity as a stockholder
of the Company) at the meeting or otherwise cause the Option Shares or Converted Shares to be present thereat for purposes of establishing a quorum; and

                                    (c) vote the Option Shares or Converted
Shares, in person or by proxy, at the meeting in accordance with the Purchaser's written directions (which Purchaser shall deliver to the Seller not later than three business days prior to such meeting).

                           5.2.4 LIMITATIONS ON PURCHASER'S OPTION TO PURCHASE
CONVERTED SHARES. Anything elsewhere contained in this Agreement to the contrary notwithstanding, Purchaser shall not be entitled to purchase any Converted Shares and, in the case of clause (a) below, the option provided for in Section
5.2.2 shall be deemed not to exist until such condition is satisfied, unless and until each of the following conditions has been satisfied or waived by the
Company:

                                    (a) the grant of the option provided for in
Section 5.2.2 by the Seller and the exercise thereof by the Purchaser shall not constitute a violation of any restrictions on or applicable to the Converted Shares; and

                                    (b) all restrictions that would prevent the
Seller from selling the Converted Shares shall have lapsed.

                           5.2.5 SURVIVAL. The provisions of this Section 5
shall survive the closing of this Agreement, and shall remain in effect until 90 days after (a) the date when Seller shall receive all of the Converted Shares that he shall be entitled to receive if he elects to convert his Options into Converted Shares; or (b) if Seller does not elect to convert his Options into Converted Shares, the date of expiration of the last to expire of all of the Options held by Seller.

         6. FURTHER ASSURANCES. From and after the date of this Agreement, the parties agree to take all appropriate action and to execute any documents or instruments of any kind that may be reasonably requested by a party or necessary or appropriate to facilitate consummation of the transactions contemplated hereby.

         7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller represents and warrants to, and covenants with Purchaser, as follows:


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                  7.1 AUTHORITY; BINDING EFFECT. Seller has full power, capacity and authority to execute and deliver this Agreement. Upon execution, this Agreement will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

                  7.2 TITLE. Seller is the sole, record and beneficial owner of the Brown Shares and the Options, with full right, power and authority to sell and deliver the Brown Shares to Purchaser in accordance with this Agreement. The Brown Shares will be transferred by Seller to Purchaser free and clear of any liens, charges, equities, proxies, voting agreements, encumbrances, claims or any restrictions on transferability, but subject to such restrictions on resale or retransfer by the Purchaser as may be applicable pursuant to federal and state securities laws.

                  7.3 OWNERSHIP. The Brown Shares and the Options constitute, respectively, all of the shares of capital stock, and all other securities, of the Company beneficially owned by Seller as of the date of this Agreement.

                  7.4 NO CONFLICT. The execution, delivery and performance of this Agreement by Seller will not result in a violation of, or constitute a default under, any will, trust, agreement or other instrument to which Seller is a party or is bound or otherwise affecting the Brown Shares.

                  7.5 RESIGNATION BY SELLER. The Seller shall tender to the Company, not later than 10:00 AM on the Closing Date, his written resignation, effective immediately, from all positions he holds as an executive of the Company, and as a member of the Company's Board of Directors.

                  7.6 COMPLIANCE WITH LAWS. Assuming the validity of the representations made by Seller pursuant to Section 8.3 hereof, the sale of the Brown Shares to Purchaser hereunder is exempt from the registration requirements of the federal securities laws.

         8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

                  8.1 AUTHORITY; BINDING EFFECT. Purchaser has full power, capacity and authority to execute and deliver this Agreement. Upon execution, this Agreement will constitute a valid and binding agreement of Purchaser, enforceable against him in accordance with its terms.

                  8.2 NO CONFLICT. The execution, delivery and performance of this Agreement by Purchaser will not result in a violation of, or constitute a default under, any will, trust, agreement or other instrument to which Purchaser is a part or is bound.

                  8.3 INVESTMENT INTENT; ACCESS TO INFORMATION.

                           8.3.1 Purchaser has been provided with, or has access
to, information about the Company sufficient to enable him to make an investment decision with respect to the Brown Shares.


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

                           8.3.2 Purchaser is acquiring the Brown Shares for his
own account for investment, and not with a view to, or for sale in connection with, any distribution, and Purchaser does not intend to sell or otherwise dispose of the Brown Shares at any particular time.

                           8.3.3 Purchaser (a) has such knowledge and experience
in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Brown Shares; and (b) is a "sophisticated investor" as such term is interpreted under the Securities Act of 1933, as amended (the "Securities Act").

                           8.3.4 The Brown Shares have not been offered to
Purchaser by means of a public solicitation and Purchaser is not aware of any such solicitation

                           8.3.5 Purchaser has been informed that (a) the Brown
Shares have not been registered for resale under the Securities Act or any or any applicable state securities law and may not be transferred or otherwise disposed of unless the Brown Shares are subsequently registered under the Securities Act and any applicable state securities law or an exemption therefrom is available, such exemption being supported by an opinion reasonably acceptable to the Company's counsel; and (b) a legend to the foregoing effect may be placed upon any and all certificates evidencing Purchaser's ownership of the Brown Shares.

                           8.3.6 Purchaser is aware that Seller is a member of
the Board of Directors of the Company and that, in such capacity, Seller has had access to non-public information concerning the Company including, but not limited to, operating results, financing options, expansion plans, management plans, budgets and discussions of potential transactions. Purchaser confirms that, in connection with the discussions that he has had with Seller regarding the transactions contemplated herein and hereby, Purchaser has not received any non-public information concerning the Company from the Seller, or any employee, agent or representative of the Seller.

         9. MUTUAL COVENANTS. Purchaser and Seller hereby covenant to, and agree with, one another that they have not (a) entered into any agreements, arrangements or understandings with one another; or (b) made any plans with, or proposals to, one another with respect to a combined effort or undertaking by both of them acting together to:

                  9.1 acquire any of the Company' securities, or to dispose of any securities of the Company, other than the sale of the Brown Shares and the conferral of an option to purchase the Option Shares by Seller to Purchaser pursuant to the provisions of this Agreement;

                  9.2 engage in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

                  9.3 participate in a transaction involving a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

                  9.4 effect any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company's Board;


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                  9.5 effect material change in the present capitalization or dividend policy of the Company;

                  9.6 effect any other material change in the Company's business or corporate structure;

                  9.7 effect any changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

                  9.8 cause any class of the Company's securities to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

                  9.9 cause any class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or

                  9.10 effect any action similar to any of those enumerated above.

         10. CLOSING CONDITION. The Purchaser shall have no obligation to purchase any of the Brown Shares or any of the Option Shares unless and until the Purchaser shall have acquired beneficial ownership of not less than 500,000 shares of Common Stock, exclusive of any of the Brown Shares and any of the Option Shares.

         11. INDEMNIFICATION.


                  11.1 BY SELLER. Seller agrees to indemnify in full Purchaser and to hold Purchaser harmless from and against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), incurred or threatened (collectively, "Losses"), which Purchaser may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement, (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement, or (iii) any "Claims" or threatened Claims against Purchaser arising out of (i) or (ii) above.

                  11.2 BY PURCHASER. Purchaser agrees to indemnify Seller and to hold Seller harmless against any Losses, which Seller may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Purchaser contained in this Agreement, (ii) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement, or (iii) any Claims or threatened Claims against Seller arising out of (i) or (ii) above.

                  11.3 DEFINITION OF CLAIMS. For purposes of this Agreement, the term "Claims" means any action or proceeding, judicial or administrative, instituted by any third party for the liability, costs or expenses which constitute Losses. Notwithstanding the foregoing, the term "Claims" shall not include, and the party's indemnification obligations set forth in this Section 11 shall not apply to, any claim on behalf of the Company of a derivative or


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similar nature or by any shareholder of the Company acting as such or as a buyer or seller of securities of the Company.

         12. MISCELLANEOUS.

                  12.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understanding, agreements or presentations, written or oral, relating to the subject matter hereof.

                  12.2 EXECUTION IN COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a Party by facsimile or e-mail transmission shall be deemed to be an original signature hereto.

                  12.3 OPINION OF SELLER'S COUNSEL. If requested by the Purchaser, the Seller shall cause his counsel to issue a letter addressed to the Company, and/or the Company's stock transfer agent and/or the Purchaser stating that, in such counsel's opinion, the Brown Shares and/or the Option Shares may be transferred to the Purchaser in the absence of any registration thereof under the Securities Act, and also stating the factual and legal basis for such opinion.

                  12.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

                  12.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and successors and assigns.

                  12.6 MODIFICATIONS, AMENDMENT, WAIVER OR TERMINATION. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the Parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason by this Agreement.

                  12.7 NOTICES. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.


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

                                    If to Purchaser:

                                    Brad Honigfeld
                                    70 Okner Parkway
                                    Livingston, New Jersey  07039
                                    Tel: *************
                                    Fax: *************
                                    Email: ***********

                                    If to Brown:

                                    Bart A. Brown, Jr.
                                    ***************
                                    ***************
                                    Tel: ***********
                                    Fax: ***********

         Either party may change the address set forth above by notice to each other party given as provided herein.

                  12.8 HEADINGS. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  12.9 GOVERNING LAW. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of laws provisions thereof.

                  12.10 THIRD-PARTY BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

         IN WITNESS WHEREOF, the parties have entered into this Stock Purchase Agreement as of the date first written above.


                                             PURCHASER:


                                             /s/ Brad Honigfeld
                                             --------------------------
                                             BRAD HONIGFELD


                                             SELLER:


                                             /s/Bart A. Brown, Jr.
                                             --------------------------
                                             BART A. BROWN, JR.



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                                    EXHIBIT A

                            UNSECURED PROMISSORY NOTE


[See Exhibit 7 of Schedule 13D]

                                    EXHIBIT B

                             SECURED PROMISSORY NOTE


[See Exhibit 8 of Schedule 13D]

                                    EXHIBIT C

                                PLEDGE AGREEMENT


[See Exhibit 9 to Schedule 13D]